［AttachmentⅠto the Proposal No.1］

Merger Agreement

August 5, 2024

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Merger Agreement

Mitsui Fudosan Logistics Park Inc. (“MFLP-REIT”) and Advance Logistics Investment Corporation (“ADL”) enter into this merger agreement (this “Agreement”) as follows in relation to the merger among MFLP-REIT and ADL (the “Merger”).

Article 1 (Method of merger)

MFLP-REIT and ADL shall implement an absorption type merger, with MFLP-REIT as the surviving corporation, and ADL as the dissolving corporation, under Article 147 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended; the “Investment Trusts Act”).

Article 2 (Corporate names and addresses of merging parties)

The names and addresses of the surviving corporation and the dissolving corporations are as follows.

(1)	Corporate name and address of the surviving corporation

Corporate Name:	Mitsui Fudosan Logistics Park Inc.

Address:	6-8-7 Ginza, Chuo-ku, Tokyo
(2)	Corporate name and address of the dissolving corporation
Corporate Name:	Advance Logistics Investment Corporation

Address:	1-105, Kanda-Jinbocho, Chiyoda-ku, Tokyo

Article 3 (Split of MFLP-REIT investment units)

Provided that this Agreement has not been terminated pursuant to Article 13 or any other provision of this Agreement, MFLP-REIT shall split the investment units owned by the unitholders stated or recorded on the final unitholders register of MFLP-REIT as of the day immediately preceding the effective date of the Merger (the “Effective Date”) into four investment units for every one investment unit on the Effective Date (the “Split of Investment Units”).

Article 4 (Method for calculating the number of investment units to be issued and allotted at the time of the Merger and matters regarding the allotment)

1.	At the time of the Merger, MFLP-REIT shall issue new investment units in such number (rounded down to the nearest whole number) as is calculated by multiplying by 1.168 the aggregate number of ADL investment units owned by the unitholders stated or recorded on the final unitholders register of ADL as of the day immediately preceding the Effective Date (excluding MFLP-REIT, ADL and the unitholders of ADL who have requested the purchase of their investment units in accordance with the provisions of Article 149-3 of the Investment Trusts Act (except for the unitholders who have withdrawn such request for the purchase); the “Allotted Unitholders”), and shall allot and deliver to the Allotted Unitholders 1.168 MFLP -REIT investment units per 1 ADL investment unit owned by the Allotted Unitholders.

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However, the effect of the allotment and delivery, as well as the Merger, shall be subject to the condition precedent that the Split of Investment Units takes effect on the Effective Date. If the Split of Investment Units does not take effect on the Effective Date, MFLP-REIT and ADL shall change the Effective Date and take other necessary measures for the Merger to take effect upon agreement through consultation in good faith.
2.	In the case of the preceding paragraph, if there are any fractions of less than one MFLP-REIT investment unit in the investment units that must be delivered to Allotted Unitholders, MFLP- REIT shall treat such fractions pursuant to Article 149-17 of the Investment Trusts Act.

Article 5 (Matters regarding total unitholders’ capital of the surviving corporation)

The amount of the total unitholders’ capital and the capital surplus of MFLP-REIT to be increased upon the Merger shall be as follows; provided, however, that MFLP-REIT and ADL may change such amount upon agreement through consultation, taking into consideration the financial conditions of MFLP-REIT and ADL on the day immediately preceding the Effective Date.

(1)	Unitholders’ Capital: 0 yen
(2)	Capital Surplus: The amount obtained by deducting the amount set forth in the preceding item from the amount of increase or decrease in the unitholders’ equity, etc., set forth in Article 22, Paragraph 1 of the Ordinance on Accountings of Investment Corporations (Cabinet Office Ordinance No. 47 of 2006, as amended)

Article 6 (Effective Date)

1.	The Effective Date of the Merger shall be November 1, 2024
2.	Notwithstanding the provisions of the preceding paragraph, MFLP-REIT and ADL may change the Effective Date upon agreement through consultation, if necessary, in order to complete the procedures for the Merger or for any other reason.

Article 7 (General meeting of unitholders to approve this Agreement etc.)

1.	MFLP-REIT shall hold a general meeting of unitholders on September 30, 2024 or a date separately determined by MFLP-REIT and ADL upon agreement, to request approval of (i) a proposal to approve this Agreement, in accordance with the provisions of Article 149-7, Paragraph 1 of the Investment Trusts Act, (ii) a proposal to amend the Articles of Incorporation as set forth in Exhibit 1 on the effective date of Merger, subject to the Merger taking effect, and (iii) other proposals separately determined by MFLP-REIT and ADL upon agreement.

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2.	ADL shall hold a general meeting of unitholders on October 10, 2024 or a date separately determined by MFLP-REIT and ADL upon agreement, and request approval of (i) a proposal to approve this Agreement, in accordance with the provisions of Article 149-2, Paragraph 1 of the Investment Trusts Act, (ii) a proposal to terminate the asset management agreement between ADL and ADL’s asset management company (which shall mean an asset manager as referred to in Article 2, Paragraph 21 of the Investment Trusts Act; the same shall apply hereinafter) subject to the Merger taking effect, (iii) a proposal to amend the Articles of Incorporation to the effect that, in the event that its fiscal period ends upon as a result of the Merger, the asset management fee shall be calculated deeming the fiscal period to end on the day immediately preceding the Effective Date, and (iv) other proposals separately determined by MFLP-REIT and ADL upon agreement.

Article 8 (Post-merger corporate name and related entities, etc. of MFLP-REIT)

1.	MFLP-REIT’s corporate name shall not be changed upon the Merger, and the corporate name “Mitsui Fudosan Logistics Park Inc.” will be retained after the Merger.
2.	MFLP-REIT’s asset management company, asset custody company (which shall mean an asset custody company as referred to in Article 2, Paragraph 22 of the Investment Trusts Act; the same shall apply hereinafter), administrative agent (which shall mean an administrative agent as referred to in Article 2, Paragraph 23 of the Investment Trusts Act to which the services set out in each item of Article 117 of the Investment Trusts Act shall be entrusted; the same shall apply hereinafter), and accounting auditor shall not be changed upon the Merger. Provided, however, that with respect to the agreements between ADL and the administrative agents for investment corporation bonds of ADL, MFLP-REIT shall succeed to such agreements upon the Merger, and such administrative agents shall become administrative agents for investment corporation bonds of MFLP-REIT.
3.	Subject to the Merger taking effect, ADL shall, until the Effective Date (not including the same date), terminate to the reasonable satisfaction of MFLP-REIT its asset management agreement with its asset management company, asset custody agreement with its asset custody company, administration agreements with its administrative agents (except for agreements with administrative agents for investment corporation bonds), and any other agreement separately determined by MFLP-REIT and ADL upon agreement. Provided, however, that MFLP-REIT shall succeed to the obligations of ADL to pay the fees that have to be paid under the agreements set forth in this paragraph that have not been paid as of the Effective Date.
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4.	Notwithstanding the preceding two paragraphs, MFLP-REIT and ADL may change the provisions thereof upon agreement through consultation.

Article 9 (Cash distribution)

1.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT shall not make cash distributions to unitholders, except for cash distributions up to the amount of distributable profit (which shall mean the amount of profit as referred to in Article 136, Paragraph 1 of the Investment Trusts Act; the same shall apply hereinafter) for the fiscal period ended July 31, 2024, distribution in excess of retained earnings related to allowance for temporary difference adjustments, and distribution in excess of retained earnings (return of capital applicable to distribution reducing unitholders’ capital for tax purposes) up to 75% of FFO for the relevant fiscal period (net income (excluding gains/losses on sales of real estate, etc.) plus depreciation and amortization for the relevant fiscal period) for the relevant fiscal period which are paid to unitholders or registered investment unit pledge holders stated or recorded on the final unitholders register of MFLP-REIT as of July 31, 2024. In addition, during the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT shall not purchase investment units for consideration by agreement with any unitholder.
2.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), ADL shall not make cash distributions to unitholders, except for cash distributions up to the amount of distributable profit for the fiscal period ending August 31, 2024, distribution in excess of retained earnings related to allowance for temporary difference adjustments, and distribution in excess of retained earnings (return of capital applicable to distribution reducing unitholders’ capital for tax purposes) up to 30% of depreciation and amortization for the relevant fiscal period which are paid to unitholders or registered investment unit pledge holders stated or recorded on the final unitholders register of ADL as of August 31, 2024. In addition, during the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), ADL shall not purchase investment units for consideration by agreement with any unitholder.
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3.	Notwithstanding the preceding two paragraphs, if the Effective Date is changed to a date after November 1, 2024, MFLP-REIT and ADL will determine the treatment of cash distributions upon agreement through consultation.

Article 10 (Payment upon Merger)

In addition to the investment units as set forth in Article 4, section1, in lieu of ADL’s cash distribution to unitholders of ADL for ADL’s fiscal period ending on the day immediately preceding the Effective Date (the “ADL’s Final Fiscal Period”), MFLP-REIT shall make a Payment upon the Merger (dividend of profit) to the Allotted Unitholders or registered investment unit pledge holders related to the investment units held by them within a reasonable period, after the Effective Date, considering calculation of ADL’s revenue for ADL’s Final Fiscal Period, administrative procedures for the delivery of a Payment upon the Merger, etc. The amount of such Payment upon the Merger shall be calculated in accordance with the following formula (truncated to the nearest yen) for every one ADL investment unit the Allotted Unitholders own.

Amount of Payment upon the Merger per investment unit	=	Amount of ADL’s distributable profit as of the day immediately preceding the Effective Date
Number of ADL investment units issued and outstanding as of the day immediately preceding the Effective Date

“Number of ADL investment units issued and outstanding as of the day immediately preceding the Effective Date” described in the formula above is the number of investment units that is obtained by deducting (a) the number of investment units held by unitholders of ADL other than the Allotted Unitholders from (b) the number of ADL investment units issued and outstanding as of the day immediately preceding the Effective Date.

Article 11 (Succession of corporate property)

On the Effective Date, MFLP-REIT shall succeed to any and all assets, liabilities, rights and obligations of ADL existing as of the Effective Date.

Article 12 (Covenants)

1.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT and ADL shall each conduct their respective businesses and manage and operate their respective properties with the due care of a prudent manager, in substantially the same manner and in the ordinary course of business as was practiced prior to the execution of this Agreement,
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and cause their respective asset management companies, asset custody companies, administrative agents, accounting auditors, and other third parties to do the same, and shall obtain the prior consent of the adversary party (such consent shall not be unreasonably refused, withheld or delayed) before taking any action that might have material impact on their respective assets, rights or obligations (such action includes, but not limited to, issuance of investment units, issuance of investment corporation bonds, new borrowings (excluding any borrowing to pay existing loans), or entering into or performing a sale or purchase agreement for assets. However, this excludes those set forth in this Agreement and those based on agreements already entered into and announced by the date of execution of this Agreement (including the same date)).

2.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT and ADL shall take practical measures necessary for MFLP-REIT to succeed to ADL’s assets, liabilities and obligations by the Merger, and provide necessary cooperation such as mutual information exchange and have each asset management company provide necessary cooperation to implement such measures.
3.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT and ADL shall be responsible for the performance of their respective borrowing and other obligations and shall not cause a breach of financial covenants or other breach of contract.
4.	MFLP-REIT and ADL shall immediately give notice to the other parties, if, during the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), any party learns of any event which may reasonably have a material impact on their business, financial condition, or the Merger (including, but not limited to, an event such as a breach of financial covenants or other breach of contract, breach of laws and regulations by MFLP-REIT or ADL, or a matter indicated by the relevant authorities). In this case, MFLP-REIT and ADL shall discuss and consider how to deal with such event in good faith and shall use best efforts to resolve such issues.

Article 13（Prerequisites for the Merger and Cancellation）

If on the day preceding the Effective Date any of the following conditions precedent to the Merger’s taking effect has not been satisfied or if it has become clear that any of the following conditions precedent to the Merger’s taking effect will not be satisfied by the day preceding the Effective Date (in each case, unless, in cases where the subject prerequisite is one of items 1 through 10, the failure to fulfill such item is caused by violations, defects, or problems attributable to itself or its related parties), MFLP-REIT or ADL will be entitled to cancel this Agreement without incurring any liability or payment duties to the adversary party (provided, however, that the foregoing shall not apply to liability or payment duties in a case where the party that gave such notice is in breach of this Agreement) with a written notice to the adversary party prior to the Effective Date:

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(1)	MFLP-REIT and ADL have confirmed in a manner and substance reasonably satisfactory to them that no filing procedures for Form F-4 for the Merger is required under the U.S. securities law;
(2)	ADL and ADL’s asset management company have agreed in advance to terminate the asset management agreement between ADL and ADL’s asset management company as of the Effective Date to the reasonable satisfaction of MFLP-REIT;
(3)	for MFLP-REIT and ADL, procedures which are required, in accordance with applicable laws and regulations and internal regulations, to implement the Merger and the matters contemplated in relation to the Merger (for MFLP-REIT, including the approval of the general meeting of unitholders as set forth in Article 7, Paragraph 1, for ADL, including the approval of the general meeting of unitholders as set forth in Article 7, Paragraph 2) and obtaining permits, etc. have been completed;
(4)	prior consent has been obtained from all financial institutions providing loans to MFLP-RETI and ADL regarding the execution of the Merger and the basic conditions of loans on or after the Effective Date of the Merger (with respect to agreements for loans, including necessary measures to avoid the occurrence of any breach of financial covenants, breach of covenants, or event of acceleration for MFLP-REIT after the Merger), and such consent has not been withdrawn (such consent must be in writing unless there are reasonable grounds for being unable to obtain a written consent);
(5)	MFLP-REIT and ADL have obtained the prior consent to execute the Merger from the other party from whom MFLP-REIT or ADL is obliged under agreements, etc. (limited to those that have a significant impact on the operation of MFLP-REIT after the Merger) to obtain such consent to execute the Merger (except for the financial institutions set forth in the preceding item and the party with whom MFLP-REIT and ADL agree upon consultation that it is less necessary to maintain the said agreement, etc. in the operation of the surviving corporation after the Merger), and such consent has not been withdrawn (such consent must be in writing unless there are reasonable grounds for being unable to obtain a written consent);
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(6)	with respect to the borrowings of MFLP-REIT and ADL that will become due for repayment during the period from the date of execution of this Agreement to the Effective Date, refinancing has been executed through borrowings with terms and conditions reasonably satisfactory to MFLP-REIT and ADL with respect to the repayment date, interest rate, and other conditions;
(7)	no event has occurred that is reasonably concluded to markedly impede or make markedly difficult the realization of the Merger (including, but not limited to, any events related to the Merger that will have a material adverse effect on the cash flow of the surviving investment corporation after the Merger);
(8)	none of MFLP-REIT and ADL is in breach of any obligations under agreements (including this Agreement) or late in payment of any monetary obligations (including taxes and public charges) (in each case, excluding de minimis matters). With respect to MFLP-REIT and ADL, there is no occurrence of event of acceleration (including any event that would constitute an event of acceleration upon notice and/or the passage of time), suspension of payment, inability to pay debts, or filing of petition for or commencement of bankruptcy proceedings, special liquidation proceedings, civil rehabilitation proceedings, or other applicable insolvency proceedings;
(9)	MFLP-REIT and ADL have consummated all purchases and sales under agreements for the acquisition of properties that were executed by the date of execution of the this Agreement (including the same date), with a scheduled execution date of no later than the Effective Date under such agreements (not including the same date), and, in addition, there is no specific risk that all purchases and sales that are scheduled to be consummated on or after the Effective Date under the relevant agreements will not be consummated;
(10)	none of MFLP-REIT, MFLP-REIT’s asset management company, ADL or ADL’s asset management company has been subject to revocation of registration, suspension of operations in whole or in part, or other administrative disposition by supervisory authorities having a material impediment or material impact on the implementation of the Merger; and
(11)	no cause for cancellation or termination has occurred under the absorption-type company split agreement executed between MFLP-REIT’s asset management company and ADL’s asset management company on the same date as the execution date of this Agreement, and it is certain that such company split will take effect on the Effective Date.

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Article 14 (Change of conditions for the Merger and termination of this Agreement)

If, during the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), (i) there is any material change in the properties or the business condition of MFLP-REIT or ADL, (ii) there are circumstances that would materially impede the execution of the Merger, (iii) it becomes difficult to achieve the purpose of the Merger for any other reason, or (iv) grounds that could cause any of the above circumstances to occur becomes clear, then MFLP-REIT and ADL may, upon agreement through consultation in good faith, change the conditions of the Merger or any other provisions of this Agreement, or terminate this Agreement.

Article 15 (Costs and Expenses)

Unless otherwise provided in this Agreement, the parties hereto shall bear their own costs and expenses incurred in connection with the preparation and execution of this Agreement and the various procedures and transactions contemplated under this Agreement (including, but not limited to, fees for certified public accountants, attorneys, tax accountants, research firms, advisors, and other professionals appointed on its behalf, and other fees and expenses it should or may incur and pay to lenders in connection with its borrowing, and losses associated with interest rate swap transactions) (collectively, the “Costs”). The Costs to be borne by ADL shall be recorded as expenses of ADL for the fiscal period ending before the Effective Date (including the fiscal period ending on the day immediately preceding the Effective Date). However, contingency fees that accrue after the Effective Date in accordance with the Financial Advisory Services Agreement executed by ADL with SMBC Nikko Securities Inc. shall be recorded as an expense of MFLP-REIT.

Article 16 (Governing law and Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.
2.	MFLP-REIT and ADL agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction in any dispute related to this Agreement.

Article 17 (Good faith consultation)

Any necessary matters concerning the Merger those not provided for in this Agreement shall be separately determined through mutual consultation by MFLP-REIT and ADL in accordance with the purpose of this Agreement.

(The remainder of this page has been intentionally left blank.)

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This Agreement has been prepared in two originals, to which each of MFLP-REIT and ADL shall affix its name and seal and retain one original.

August 5, 2024

MFLP-REIT 6-8-7 Ginza, Chuo-ku, Tokyo

Mitsui Fudosan Logistics Park Inc.

Executive Director Hiroshi Asai

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This Agreement has been prepared in two originals, to which each of MFLP-REIT and ADL shall affix its name and seal and retain one original.

August 5, 2024

ADL 1-105, Kanda-Jinbocho, Chiyoda-ku, Tokyo

Advance Logistics Investment Corporation

Executive Director Kenji Kousaka

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Exhibit 1

Items to be Changed to the Articles of Incorporation

(The underlined sections indicate amendments.)

Current Articles of Incorporation	Proposed Amendments
Article 6 (Total Number of Issuable Investment Units) 1. The total number of issuable investment units of MFLP- REIT shall be 8 million units. 2-3. (Omitted)	Article 6 (Total Number of Issuable Investment Units) 1. The total number of issuable investment units of MFLP- REIT shall be 32 million units. 2-3. (Unchanged)

Article 29 (Types, Purposes, and Scope of Assets Targeted for Asset Management)

1-2. (Omitted)

3.     (Omitted)

(1)-(11) (Omitted)

(New)

(12) Other rights that may be necessary or useful to acquire in connection with investments in real estate-related assets.

4-5. (Omitted)

Article 29 (Types, Purposes, and Scope of Assets Targeted for Asset Management)

1-2. (Unchanged)

3.      (Unchanged)

(1)-(11) (Unchanged)

(12)        Investments set forth under the Shinkin Bank Act

(13)   Other rights that may be necessary or useful to acquire in connection with investments in real estate-related assets.

4-5. (Unchanged)

Article 34 (Settlement Date)

The operating period of MFLP-REIT shall be from February 1 to July 31 of each year, and from August 1 to January 31 of the following year (the last day of each operating period shall be referred to as “Settlement Date”).

Article 34 (Settlement Date)

The operating period of MFLP-REIT shall be from February 1 to July 31 of each year, and from August 1 to January 31 of the following year (the last day of each operating period shall be referred to as “Settlement Date”). However, the operating period for the 17th fiscal period shall be from August 1, 2024 to October 31, 2024, and the operating period for the 18th fiscal period shall be from November 1, 2024 to July 31, 2025.

Article    37 (Standards for Payment of Asset Management Fees to the Asset Management Company)

1.       (Omitted)

(1)     Asset Management Fee I

For each operating period of MFLP-REIT, Asset Management Fee I shall be the amount of total assets stated in the balance sheet (limited to that approved by the Board of Directors pursuant to the provisions of the Investment Trusts Act) as at the Settlement Date of the immediately preceding operating period of MFLP-REIT (“Last Settlement Date”), multiplied by a rate separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed an annual rate of 0.1% (calculated on a daily basis based on the actual number of days in the relevant calculation period with 365 days per year; rounded down to the nearest one yen).

If MFLP-REIT holds shares of or equity in a corporation holding overseas real estate (hereinafter, “equity related to a corporation holding overseas real estate”) as at the Last Settlement Date, and only if the amount equivalent to MFLP-REIT’s interest in the

Article 37 (Standards for Payment of Asset Management Fees to the Asset Management Company)

1.       (Unchanged)

(1)     Asset Management Fee I

For each operating period of MFLP-REIT, Asset Management Fee I shall be the amount of total assets (less an amount equal to unamortized goodwill) stated in the balance sheet (limited to that approved by the Board of Directors pursuant to the provisions of the Investment Trusts Act) as at the Settlement Date of the immediately preceding operating period of MFLP-REIT (“Last Settlement Date”), multiplied by a rate separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed an annual rate of 0.1% (calculated on a daily basis based on the actual number of days in the relevant calculation period with 365 days per year; rounded down to the nearest one yen).

If MFLP-REIT holds shares of or equity in a corporation holding overseas real estate (hereinafter, “equity related to a corporation holding overseas real estate”) as at the Last Settlement Date, and only if the amount

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Current Articles of Incorporation	Proposed Amendments

overseas real estate, etc. pertaining to such corporation holding overseas real estate (as defined below) has been finalized, the amount of total assets in the above calculation shall be the amount calculated by deducting the amounts of equity related to the corporation holding overseas real estate, monetary claims that MFLP-REIT holds against said corporation holding overseas real estate and bond securities issued by said corporation holding overseas real estate (if any), and adding the amount equivalent to interest in the overseas real estate, etc. as at the Last Settlement Date. The “amount equivalent to interest in the overseas real estate, etc.” refers to the amount calculated by taking the amount of total assets of said corporation holding overseas real estate (provided that the amount must be disclosed in MFLP-REIT’s financial documents or asset management report as at the Last Settlement Date), which shall be determined based on the figures stated in the latest financial statements of said corporation holding overseas real estate which are available to MFLP-REIT on or before the Settlement Date of the said operating period (provided that such financial statements must be dated before the Last Settlement Date), and converted into Japanese currency equivalent (calculated based on the foreign exchange rate as at the settlement date of the operating period of said financial statements of the corporation holding overseas real estate), then multiplied by percentage of MFLP-REIT’s equity interest in the corporation holding overseas real estate as at the last settlement date of said corporation holding overseas real estate.

(2)    Asset Management Fee II

For each operating period of MFLP-REIT, Asset Management Fee II shall be the amount equivalent to the rate (rounded down to the nearest one yen, and zero yen in case of negative value) which is separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed 5.5% of the operating income before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes and depreciation on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT (“relevant Settlement Date”).

(3)    Asset Management Fee III

For each operating period of MFLP-REIT, Asset Management Fee III shall be the amount calculated in accordance with the following formula (rounded down to the nearest one yen).

<Formula>

[Pre-tax earnings (provided, the amount after

equivalent to MFLP-REIT’s interest in the overseas real estate, etc. pertaining to such corporation holding overseas real estate (as defined below) has been finalized, the amount of total assets in the above calculation shall be the amount calculated by deducting the amounts of equity related to the corporation holding overseas real estate, monetary claims that MFLP-REIT holds against said corporation holding overseas real estate and bond securities issued by said corporation holding overseas real estate (if any), and adding the amount equivalent to interest in the overseas real estate, etc. as at the Last Settlement Date. The “amount equivalent to interest in the overseas real estate, etc.” refers to the amount calculated by taking the amount of total assets of said corporation holding overseas real estate (provided that the amount must be disclosed in MFLP-REIT’s financial documents or asset management report as at the Last Settlement Date), which shall be determined based on the figures stated in the latest financial statements of said corporation holding overseas real estate which are available to MFLP-REIT on or before the Settlement Date of the said operating period (provided that such financial statements must be dated before the Last Settlement Date), and converted into Japanese currency equivalent (calculated based on the foreign exchange rate as at the settlement date of the operating period of said financial statements of the corporation holding overseas real estate), then multiplied by percentage of MFLP-REIT’s equity interest in the corporation holding overseas real estate as at the last settlement date of said corporation holding overseas real estate.

(2)    Asset Management Fee II

For each operating period of MFLP-REIT, Asset Management Fee II shall be the amount equivalent to the rate (rounded down to the nearest one yen, and zero yen in case of negative value) which is separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed 5.5% of the operating income (provided, the amount after adding amortization of goodwill) before deducting Asset Management Fees I, II and III, and non- deductible consumption taxes and depreciation on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT (“relevant Settlement Date”).

(3)    Asset Management Fee III

For each operating period of MFLP-REIT, Asset Management Fee III shall be the amount calculated in accordance with the following formula (rounded down to the nearest one yen).

<Formula>

[Pre-tax earnings (provided, the amount after

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Current Articles of Incorporation	Proposed Amendments

compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of MFLP- REIT] x EPU x a rate separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed 0.001%, whereas:

EPU＝A/B

A: Pre-tax earnings (provided, the amount after compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of MFLP- REIT

B: Number of issued investment units at the relevant Settlement Date

(4)-(7) (Omitted)

2.   (Omitted)

adding amortization of goodwill and deducting gain on negative goodwill, and compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT] x EPU x a rate separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed 0.001% (provided, however, that if a relevant operating period falls short of six months or exceeds six months, the rate shall be adjusted by multiplying 0.001% by “183 divided by the actual number of days in the relevant operating period”), whereas: EPU＝A/B

A: Pre-tax earnings (provided, the amount after adding amortization of goodwill and deducting gain on negative goodwill, and compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT

B: Number of issued investment units at the relevant Settlement Date

If, during the relevant operating period, a split or consolidation of investment units comes into effect and the number of investment units issued increases or decreases as a result, the amount of Asset Management Fee III shall be adjusted by method stipulated below.

i    If the investment units of MFLP-REIT are split at a ratio of 1: X, the amount of the Asset Management Fee III for the relevant operating period and each operating period thereafter shall be X times the calculated value of Asset Management Fee III (rounded down to the nearest one yen) according to the above formula (or after adjustments if adjusted as per this adjustment clause).

ii    If the investment units of the MFLP-REIT are consolidated at a ratio of Y: 1, the amount of Asset Management Fee III for the relevant operating period and each operating period thereafter shall be 1 times of Y the calculated value of Asset Management Fee III (rounded down to the nearest one yen) according to the above formula (or after adjustments if adjusted as per this adjustment clause).

(4)-(7) (Unchanged)

2.   (Unchanged)

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Current Articles of Incorporation	Proposed Amendments
(New)

CHAPTER 9

Supplementary Provisions

Article 42 (Effectuation of Amendments)

1.       The amendments to the provisions of Article 6, Paragraph 1, Article 29, Paragraph 3, Article 34, and Article 37, Paragraph 1 of the Articles of Incorporation shall take effect subject to an absorption-type merger taking effect, which is based on the merger agreement dated August 5, 2024 executed between MFLP-REIT and Advance Logistics Investment Corporation, whereby MFLP-REIT will be the surviving corporation and Advance Logistics Investment Corporation will be the dissolving corporation in the merger (the “Merger”). These amendments shall come into effect on the effective date of the Merger. Of the amendments to the provisions of Article 37, Paragraph 1, Item 3 of the Articles of Incorporation, the revision of adding the wording “(provided, that if a relevant operating period falls short of six months or exceeds six months, the rate shall be adjusted by multiplying 0.001% by “183 divided by the actual number of days in the relevant operating period”)” shall be applicable starting from the calculation of Asset Management Fee III for the operating period for the 17th fiscal period after Article 34 has been amended.

2. The provisions of this Chapter shall be eliminated as of the effective date of the Merger and after the amendments become effective in accordance with the preceding paragraph.

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Matter for Reference

If among the proposals submitted at the General Unitholders’ Meeting there is a proposal that, the import of which, conflicts with that of another proposal, the provisions governing “deemed approval” provided for in Article 93, paragraph 1 of the Act on Investment Trusts and Investment Corporations and Article 14 of ADL’s current Articles of Incorporation will not apply to either proposal. None of the proposals set out above as Proposal No. 1 to Proposal No. 3 correspond to such a proposal of conflicting import.

If any minority unitholder who satisfies the specified requirements notifies ADL of their opposition to any of the proposals specified under the items of Article 14, paragraph 3 of ADL’s Articles of Incorporation in accordance with the provisions of that paragraph, under the specified procedures, the provisions governing “deemed approval” provided for in that article will not apply to such a proposal. As for Proposals 1 and 2 to which Article 14, paragraph 3 of ADL’s Articles of Incorporation applies, no notifications expressing opposition to them have been made by minority unitholders as of August 30, 2024, when we announced on ADL’s website that these proposals will be submitted to the General Unitholders’ Meeting. If a notification expressing opposition to Proposals No. 1 and 2 is made by minority unitholders within two weeks from August 30, 2024, then “deemed approval” will not be applied to such proposals. If there is a notification expressing opposition to the proposals by minority unitholders during this period, we will post a notice on ADL’s website (https://www.adl-reit.com) stating such a notification has been made and that “deemed approval” will not be applied to such proposals.

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